Exhibit 99

Farmers & Merchants Bancorp Announces an
 Increase in the Year-End Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp declared a year-end cash dividend of $6.20 per share, an increase over the $6.10 per share declared in December of 2011. The cash dividend will be paid on December 28, 2012, to shareholders of record on December 12, 2012. Total cash dividends declared during 2012 were $9.42 million, or $12.10 per share of common stock, an increase of 3.0% over dividends per share declared in 2011. This is the 78th consecutive year that the Company has declared cash dividend payments to common shareholders.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bank’s strong third quarter and year-to-date financial performance enabled us to increase the 2012 second half dividend. Additionally, there are complex fiscal and federal tax issues that may not be resolved in the near term. In light of these uncertainties the Board of Directors has determined that moving the cash dividend payment up by a few days may be in the best interests of many of our shareholders.”

Farmers & Merchants Bancorp earned net income of $6.33 million for the quarter ending September 30, 2012, a record in the Company’s history. Earnings per share of common stock outstanding for the third quarter were $8.13, up from $8.04 for the third quarter of the prior year. Return on average assets for the quarter was 1.32% and return on average equity was 12.51%.

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.